Prospectus Supplement No. 3 (to Prospectus dated April 22, 2025)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-284257

ALEANNA, INC.

11,225,969 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement updates and supplements the prospectus of AleAnna, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated April 22, 2025, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-284257) (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2025. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock, par value $0.0001 per share (the “Class A common stock”) and the public warrants representing the right to acquire one share of Class A common stock for $11.50 (the “Public Warrants”), are listed on Nasdaq under the symbols “ANNA,” and “ANNAW”, respectively. On November 3, 2025, the last reported sales price of the Common Stock was $3.34 per share, and the last reported sales price of our Public Warrants was $0.1685 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Class A common stock and Public Warrants involves risks that are described in the “Risk Factors” section beginning on page 9 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 4, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2025

ALEANNA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41164	98-1582153
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

300 Crescent Court, Suite 1860 Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 398-2200

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ANNA	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A Common Stock	ANNAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2025, the stockholders of AleAnna, Inc. (the “Company”) approved the AleAnna, Inc. 2025 Long-Term Incentive Plan (the “2025 Plan”), which permits the issuance of shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of the Company pursuant to future grants of equity-based awards under the 2025 Plan.

Effective as of October 29, 2025 (the “Grant Date”), the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company granted to certain directors and named executive officers of the Company the following awards under the 2025 Plan, subject to the provisions of the Form of Director Initial Restricted Stock Unit Agreement (Time Vesting Deferral), Form of Director Initial Restricted Stock Unit Agreement (Time Vesting No Deferral), Form of Director Annual Restricted Stock Unit Agreement (Time Vesting Deferral), Form of Director Annual Restricted Stock Unit Agreement (Vesting No Deferral), Form of Restricted Stock Unit Agreement (Time Vesting) and Form of Restricted Stock Unit Agreement (Performance Vesting). The Initial Restricted Stock Unit Awards (the “Initial RSU Awards”), the Annual Restricted Stock Unit Awards (the “Annual RSU Awards”), the Restricted Stock Unit Award (Time Vesting) (the “RSU Award”), and the Restricted Stock Unit Awards (Performance Vesting) (the “PRSU Awards”) described in the table below are subject to the terms and conditions of the 2025 Plan and the form of award agreements, the forms of which are attached as Exhibits 10.1 through 10.6, respectively, to this Current Report on Form 8-K.

Name and Title	Initial RSU Award (1)	Annual RSU Award (2)	RSU Award (3)	PRSU Award (4)	Total
Marco Brun, Chief Executive Officer, Director	-	-	-	171,332	171,332
Ivan Ronald, Chief Financial Officer	-	-	39,952	39,952	79,904
William Dirks, Executive Director	-	-	-	27,002	27,002
Graham vant Hoff, Director	60,533	41,162	-	-	101,695
Duncan Palmer, Director	60,533	33,898	-	-	94,431
Curtis Herbert, Director	60,533	33,898	-	-	94,431

(1)	The Initial RSU Awards are subject to a vesting schedule, whereby (i) one-third of the total awarded units will vest on the first anniversary of the date of grant; (ii) an additional one-third of the total awarded units shall vest on the second anniversary of the date of grant; and (iii) the remaining awarded units shall vest on the third anniversary of the date of grant; provided the participant is employed by the Company or a subsidiary on such date. The Company’s directors received Initial RSU Awards pursuant to the Form of Director Initial Restricted Stock Unit Agreement (Time Vesting Deferral), the form of which is attached as Exhibit 10.1.
(2)	The Annual RSU Awards are subject to a vesting schedule, whereby one hundred percent of the awarded units will vest on the earlier of (i) the one year anniversary of the date of grant, or (ii) the next annual meeting of the stockholders, provided that such annual meeting of the stockholders occurs at least 52 weeks following the prior annual meeting of the stockholders, and further provided that the participant is employed by or providing services to the Company or subsidiary on such date. The Company’s directors received Annual RSU Awards pursuant to the Form of Director Annual Restricted Stock Unit Agreement (Time Vesting Deferral), the form of which is attached as Exhibit 10.3.
(3)	The RSU Award is subject to a vesting schedule, whereby (i) one-third of the total awarded units will vest on the first anniversary of the date of grant; (ii) an additional one-third of the total awarded units shall vest on the second anniversary of the date of grant; and (iii) the remaining awarded units shall vest on the third anniversary of the date of grant; provided the participant is employed by the Company or a subsidiary on such date. The Company’s executive received the RSU Award pursuant to the Form of Restricted Stock Unit Agreement (Time Vesting), the form of which is attached as Exhibit 10.5.
(4)	The PRSU Awards will vest based on certain performance milestones set by the Compensation Committee (i) for Mr. Brun and Mr. Dirks, over a period commencing on January 1, 2025 to December 31, 2025, and (ii) for Mr. Ronald, over a period commencing on October 29, 2025 through June 30, 2026 (collectively, the “Performance Periods”). The PRSU Awards will vest on the date the Compensation Committee determines the applicable performance milestone has been satisfied (which date shall be after the end of the applicable Performance Period); provided the participant is employed by the Company or a subsidiary on such date. The Company’s executives received PRSU Awards pursuant to the Form of Restricted Stock Unit Agreement (Performance Vesting), the form of which is attached as Exhibit 10.6.

A description of the material terms and conditions of the 2025 Plan was previously reported in the Company’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 29, 2025, under the heading “Proposal No. 3 - Approval and Adoption of the AleAnna, Inc. 2025 Long-Term Incentive Plan” and is incorporated herein by reference. The foregoing is qualified in its entirety by reference to the full text of the 2025 Plan, a copy of which is attached as Exhibit 10.7 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Director Initial Restricted Stock Unit Agreement (Time Vesting Deferral).
10.2	Form of Director Initial Restricted Stock Unit Agreement (Time Vesting No Deferral).
10.3	Form of Director Annual Restricted Stock Unit Agreement (Time Vesting Deferral).
10.4	Form of Director Annual Restricted Stock Unit Agreement (Time Vesting No Deferral).
10.5	Form of Restricted Stock Unit Agreement (Time Vesting).
10.6	Form of Restricted Stock Unit Agreement (Performance Vesting).
10.7	Aleanna Inc. 2025 Long-Term Incentive Plan (Incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-41164), filed with the Securities and Exchange Commission on April 29, 2025).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2025

AleAnna, Inc.

	By:	/s/ Ivan Ronald
		Name:	Ivan Ronald
		Title:	Chief Financial Officer

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